Exhibit 10.3

CONSULTING AND COOPERATION AGREEMENT

CONSULTING AND COOPERATION AGREEMENT (“Agreement”) made August 19, 2011 between Five Star Quality Care, Inc. (“Company”) and  Travis K. Smith  (“Mr. Smith”).

RECITAL

Mr. Smith was an employee of the Company and its Vice President, General Counsel and  Secretary until July 29, 2011.  In connection with the termination of his employment, Mr. Smith and the Company desire to set forth certain understandings.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Resignation.  By letter dated June 22, 2011, Mr. Smith resigned as Vice President, General Counsel and Secretary of the Company and hereby confirms his resignation from all offices held in the Company and the Company’s subsidiaries effective July 29, 2011.

Section 2.  Cooperation and Consulting.  From and after the date hereof, Mr. Smith shall reasonably cooperate and consult with the Company and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  Mr. Smith shall make himself available at reasonable times and on reasonable advance notice.  If the Company requires Mr. Smith to travel, the Company will reimburse Mr. Smith for all out-of -pocket expenses (not including lost time or opportunity).

Section 3.  Restricted Share Agreements.

(a)                               In consideration of Mr. Smith’s agreement in Section 2 above and provided that Mr. Smith shall, contemporaneously with the execution of this Agreement, deliver a bank or certified check to the Company in an amount equal to the estimated withholding tax that will be due upon full vesting of the shares issued to Mr. Smith under the Restricted Share Agreements listed on Exhibit A (“Shares”), which, based upon the opening price of the Company’s shares of common stock on August 9, 2011, has been determined by the Company to be $17,019.40, the Shares shall be fully vested as of August 9, 2011, and that the Company shall have no further right to repurchase the Shares pursuant to Section 2 of the Restricted Share Agreements.

(b)                              Mr. Smith acknowledges and agrees that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement or an opinion of counsel acceptable to the Company that registration is not required, and (ii) any certificate or account statement representing the Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES MAY NOT BE SOLD, TRANSFERRED OR

ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED.

(c)                               Mr. Smith understands that he may not purchase or sell securities of the Company while in possession of material, non-public information and agrees that the Company’s policies and procedures regarding insider trading continue to apply to him following termination of his employment.

(d)                              Mr. Smith acknowledges and agrees that he is responsible for all tax obligations and/or liability created under state and federal tax laws by virtue of the acceleration of vesting and relinquishing of the Company’s repurchase right and agrees to indemnify the Company for any tax liability that may be imposed on it by virtue thereof.

Section 4.  Confidential Information.  From and after the date of this Agreement, Mr. Smith shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company’s subsidiaries or of the Company’s or any subsidiary’s business, obtained by him, including, without limitation, “know-how,” trade secrets, details of customers’ or suppliers’ contracts, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company or the Company’s subsidiaries or of the Company’s business or the business of any of the Company’s subsidiaries; provided, however, that this provision shall not preclude Mr. Smith from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 4 by Mr. Smith), (ii) acquired by Mr. Smith independently of his affiliation with the Company or any of the Company’s subsidiaries, or (iii) of a general nature (that is, not related specifically to the Company’s business or the business of any of the Company’s subsidiaries) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as the Company or any of the Company’s subsidiaries.  Mr. Smith agrees that all confidential information of the Company and any of the Company’s subsidiaries or shall remain the Company’s or the Company’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof upon the termination of Mr. Smith’s employment with the Company or at any other time on request.

Section 5.  Rights and Remedies upon Breach of Covenants.  If Mr. Smith breaches, or threatens to commit a breach of, any of the provisions of Section 4 (the “Restrictive Covenants”), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

Section 6.  Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 7.  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Massachusetts or in the United States District Court in Boston, Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 8.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 9.  Notices.  All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by email (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Mr. Smith:                                                                                      1622 Matlock Circle

Sandy, UT 84093
email: travisksmith@gmail.com

the Company:                                                                      Five Star Quality Care, Inc.
400 Centre Street
Newton, MA  02458
Attention: Bruce D. Mackey, Jr.
email: bmackey@fsqc.com

with a copy to:

Reit Management & Research LLC
255 Washington Street, Suite 300
Newton, MA  02458

Attention: Jennifer B. Clark

email: jclark@reitmr.com

Section 10.  Entire Agreement. This Agreement constitutes the entire agreement between the Company and Mr. Smith with respect to the subject matter and supersedes all prior written and oral agreements and understandings between the Company and Mr. Smith with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

EXECUTED under seal as of the date first above written.

Five Star Quality Care, Inc.

By:	/s/ Jennifer B. Clark
Jennifer B. Clark, Assistant Secretary

/s/ Travis K. Smith
Travis K. Smith

EXHIBIT A

Restricted Share Agreement between Travis K. Smith and Five Star Quality Care, Inc. dated November 19, 2007

Restricted Share Agreement between Travis K. Smith and Five Star Quality Care, Inc. dated November 24, 2008

Restricted Share Agreement between Travis K. Smith and Five Star Quality Care, Inc. dated November 19, 2009

Restricted Share Agreement between Travis K. Smith and Five Star Quality Care, Inc. dated November 22, 2010